Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS SECOND QUARTER 2024 RESULTS

National Litigation Platform Continues to Drive Strong Growth and Industry Leading Returns

Jericho, NY – July 25, 2024 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank” or the “Bank”), (collectively “Esquire”) today announced its operating results for the second quarter and year to date of 2024.

“In 2024, our focus on creating long-term stakeholder value continued as growth in low-cost core deposits from our national litigation platform was invested in higher yielding variable rate commercial loans and short-term agency mortgage-backed securities at the current peak in interest rates. As part of our ALCO process, management proactively increased the investment portfolio to approximately 15% of total assets (as compared to 12.5% at year-end), while simultaneously moderating multifamily and commercial real estate growth in 2024 due to the current economic and interest rate environment,” stated Andrew C. Sagliocca, Vice Chairman, CEO, and President. “As a result of these actions, interest earning assets, excluding cash and cash equivalents, increased $65.4 million, or 18% annualized, on a linked quarter basis and $104.5 million, or 15% annualized, from year-end 2023 while our net interest margin increased to 6.19% for the current quarter.”

Significant achievements and key performance metrics during the current quarter and year to date of 2024 include:

●	On a linked quarter basis, net income increased $429 thousand or 4.3% to $10.5 million, or $1.25 per diluted share, as compared to $10.1 million, or $1.20 per diluted share. Net income increased $1.4 million or 15.1% from $9.1 million in the second quarter 2023, or $1.10 per diluted share.
●	Consistent industry leading returns on average assets and equity of 2.58% and 20.16% for the current quarter, respectively, as compared to 2.59% and 20.14% on a linked quarter basis despite our continued investment in current resources for future growth. These returns were fueled by the continued expansion of our total revenue base to $30.6 million in the current quarter, led by a strong net interest margin of 6.19% (fueled by low-cost core deposit growth) as well as stable fee-based income.
●	Total loan growth on a linked quarter basis was $32.8 million, or 11% annualized, totaling $1.26 billion and was driven by a $32.3 million or a 17% annualized increase in higher yielding variable rate commercial loans nationally. These commercial loans, primarily to law firms, have and will continue to create additional opportunities for continued core deposit growth (noninterest bearing operating or DDA and escrow or IOLTA accounts) through our full commercial relationship banking programs and our branchless commercial cash management platform.
●	Interest earning asset growth, excluding cash and cash equivalents, was $65.4 million, or 18% annualized, on a linked quarter basis and totaled $1.51 billion. In 2024, management elected to temper multifamily and commercial real estate loan growth in response to the current economic environment and instead purchase agency mortgage-backed securities with commensurate risk adjusted yields, improving our liquidity ratios as well as increasing the securities to total assets ratio to approximately 15%.
●	Solid credit metrics, asset quality, and reserve coverage ratios with a 1.47% allowance for credit losses to loans ratio and nonperforming loan to total assets ratio of 0.64%, represented by one multifamily loan totaling $10.9 million. We have no exposure to commercial office space, no construction loans, and only $15.0 million in performing loans to the hospitality industry.
●	Continued deposit growth totaling $52.8 million, or 15% annualized, on a linked quarter basis to $1.49 billion, comprised of core low-cost commercial relationship deposits with a cost-of-funds of 0.87% (including demand deposits). Off-balance sheet sweep funds totaled $408.0 million at quarter end, with approximately 67% available for additional on-balance sheet liquidity, while the associated administrative service payments (“ASP”) fee income totaled $620 thousand for the current quarter. Additional available liquidity totaled approximately $653 million (secured FHLB and FRB borrowing capacity plus available on-balance sheet sweep liquidity), excluding cash and unsecured borrowing capacity.

●	Stable and consistent fee income totaling $6.3 million or 21% of total revenue, led by our payment processing platform with 83,000 small business clients nationally. Our technology enabled payments platform facilitated the processing of $9.3 billion in credit and debit card payment volume across 155.6 million transactions for our clients in the current quarter.
●	Strong efficiency ratio of 49.8% notwithstanding our investments in resources to support future growth and excellence in client service.
●	Launched our redesigned website (integrated with our marketing cloud, CRM platform, and Lawyer IQ platform) including the integration of AI driven sales content to improve current user engagement and prospective client acquisition.
●	Strong capital foundation with common equity tier 1 (“CET1”) and tangible common equity to tangible asset(1) (“TCE/TA”) ratios of 14.89% and 12.67%, respectively. Including the after-tax unrealized losses on both the available-for-sale and held-to-maturity securities portfolios of $14.2 million and $6.0 million, respectively, the adjusted(1) CET1 and adjusted(1) TCE/TA ratios were 13.41% and 12.32%, respectively. Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“Our industry leading performance, strong balance sheet management, and proven growth trends will continue to create value for all stakeholders beyond our financial sector peers,” stated Tony Coelho, Chairman of the Board. “We will continue to remain steadfast in our vision – to build a client-centric and tech-focused company that is disruptive to the national markets we serve while generating best-in-class performance and returns.”

“Our current balance sheet management strategy to increase short duration agency mortgage-backed securities rather than originate multifamily and commercial real estate loans only impacts the composition of our interest earning assets and does not change our views for growth and earnings in 2024,” stated Andrew C. Sagliocca. “At the same time, we believe these decisions enhance our Company’s liquidity position, asset composition, and flexibility in the future as inflation slows and the Federal Reserve moderates its views on short-term rates in the near future.”

(1)	See non-GAAP reconciliation provided at the end of this news release.

Second Quarter Earnings

Net income for the quarter ended June 30, 2024 was $10.5 million, or $1.25 per diluted share, compared to $9.1 million, or $1.10 per diluted share for the same period in 2023. Returns on average assets and equity for the current quarter were 2.58% and 20.16%, respectively, compared to 2.65% and 21.03% for the same period of 2023.

Net interest income for the second quarter of 2024 increased $4.2 million, or 21.1%, to $24.3 million, due to growth in average interest earning assets (funded with low-cost core deposits) totaling $243.4 million, or 18.2%, to $1.58 billion as well as a 17 basis point increase in our net interest margin to 6.19% when compared to the same period in 2023. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and low-cost litigation-based deposits. Average loan yield increased 12 basis points to 7.85% while average loans increased $247.2 million, or 24.9%, to $1.24 billion, primarily due to growth in our national commercial lending platform and, to a lesser extent, growth in our regional multifamily loan portfolio during 2023. Loan interest income increased $5.1 million, or 26.5%, to $24.2 million with the increase in average loan balances (primarily commercial) comprising $4.9 million of the increase and $191 thousand representing increases in average rate. Our loan-to-deposit ratio was 84.8% as our low-cost deposit base increased $227.9 million, or 18.1%, primarily due to growth in our longer duration escrow or IOLTA (interest on lawyer trust accounts) deposit banking relationships. Our deposit cost-of-funds, excluding demand deposits, increased 21 basis points in the current quarter when compared to 2023 due to increases in short-term interest rates as well as management proactively increasing rates on IOLTA accounts in the various states where we operate. Deposit expense increased $1.1 million to $3.1 million for the quarter with increases in average rate (primarily IOLTA) comprising $756 thousand and an increase of $340 thousand (primarily IOLTA) attributable to average deposit balances. Average securities in the quarter increased $45.1 million to $253.3 million and yields increased 92 basis points to 3.21% due to our previously noted balance sheet or ALCO strategy. The movement in short-term interest rates increased yields and interest income on our interest earning cash balances.

The provision for credit losses was $1.0 million for the second quarter of 2024, a $325 thousand decrease from the second quarter 2023 provision. As of June 30, 2024, our allowance to loans ratio was 1.47% as compared to 1.34% as of June 30, 2023. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current short-term interest rate environment as well as the current uncertain economic environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Noninterest income totaled $6.3 million for the second quarter of 2024 as compared to $6.7 million in the same period for 2023. Payment processing income was $5.3 million for the second quarter of 2024, a $442 thousand decrease from the same period in 2023, primarily due to the anticipated ISO attrition and changes in our overall merchant risk profile. Payment processing volumes for the credit and debit card processing platform increased $810 million, or 9.6%, to $9.3 billion and transactions decreased 1.2 million, or 0.8%, to 155.6 million, for the current quarter, as compared to the same period in 2023. We continue to focus on the expansion of sales channels through ISOs, prudently managing risk while increasing the number of merchants, growing volumes, and expanding our technology and other resources in the payments vertical. The Company utilizes proprietary and industry leading technology to ensure card brand and regulatory compliance, supports multiple processing platforms, manages daily risk across 83,000 small business merchants in all 50 states, and performs commercial treasury clearing services. ASP fee income decreased $119 thousand to $620 thousand for the second quarter of 2024. ASP fee income is directly impacted by the average balances of off-balance sheet sweep funds as well as current short-term market interest rates. Other noninterest income increased $141 thousand to $333 thousand when compared to the comparable prior year quarter primarily due to increases in client loan fees.

Noninterest expense increased $2.3 million, or 17.4%, to $15.2 million for the second quarter of 2024, as compared to the same period in 2023. This increase was primarily due to increases in employee compensation and benefits, advertising and marketing, data processing, and occupancy and equipment, partially offset by decreases in professional services costs. Employee compensation and benefits costs increased $1.7 million, or 22.1%, due to increases in employees to support growth and excellence in client service as well as the impact of year end salary, bonus and stock-based compensation increases. Our overall staffing levels increased by eight employees, or 6%, year-over-year to 141 full-time equivalents as we expanded our sales, lending, and risk management areas.  Advertising and marketing costs increased $561 thousand as we continued to grow our digital marketing platform, expand our thought leadership in our national verticals, and support our regional BDOs recently hired in 2023. Data processing costs increased $473 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $321 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth. Professional services costs decreased $758 thousand due to the costs in 2023 associated with our executive search firm. Our investments in current resources (people, technology, and digital marketing) will continue to support our long-term growth goals.

The Company’s efficiency ratio was 49.8% for the three months ended June 30, 2024, as compared to 48.4% in 2023 reflecting our current investment in resources to support future growth. Our strong efficiency ratio is a result of our continued revenue growth driven by our core national platforms that have (and will continue to) benefit from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 27.0% for the second quarter of 2024, consistent with the second quarter of 2023.

Year to Date Earnings

Net income for the six months ended June 30, 2024 was $20.5 million, or $2.45 per diluted share, compared to $21.3 million, or $2.57 per diluted share for the same period in 2023. Returns on average assets and equity for the six months ended June 30, 2024 were 2.59% and 20.15%, respectively, compared to 3.15% and 25.55% for the same period of 2023. Excluding the pretax gain of $4.0 million ($3.0 million after-tax or $0.36 per diluted share) on the partial sale of our Litify fintech investment in the first quarter of 2023, adjusted(1) net income, diluted earnings per share, return on average assets, and return on average common equity for the six months ended June 30, 2023 was $18.4 million, $2.21, 2.72% and 22.02%, respectively.

Net interest income for the six months ended June 30, 2024 increased $7.8 million, or 19.8%, to $47.2 million, due to growth in average interest earning assets (funded with low-cost core deposits) totaling $230.6 million, or 17.5%, to $1.55 billion as well as an 11 basis point increase in our net interest margin to 6.13% when compared to the same period in 2023. Our net interest margin was positively impacted by growth in higher yielding variable rate commercial loans and low-cost litigation-based deposits. The average yield on loans increased 20 basis points to 7.82%, primarily driven by growth in higher yielding variable rate commercial loans. Average loans for the six months ended June 30, 2024 increased $251.8 million, or 25.9%, to $1.22 billion, primarily due to growth in our national commercial lending platform and, to a lesser extent, growth in our regional multifamily loan portfolio during 2023. Loan interest income increased $10.9 million, or 29.5%, to $47.6 million with the increases in average loan balances (primarily commercial) comprising $10.1 million of the increase and $732 thousand representing increases in average rate. Our deposit cost-of-funds, excluding demand deposits, increased 51 basis points for the six months ended June 30, 2024 when compared to the same period in 2023 due to increases in short-term interest rates as well as management proactively increasing rates on IOLTA accounts in the various states where we operate. Deposit expense increased $3.2 million to $6.3 million for the six months ended June 30, 2024 with increases in average rate (primarily IOLTA and to a lesser extent relationship money market deposits) comprising $2.2 million of the increase and the remaining increase of $1.1 million (primarily IOLTA and to a lesser extent relationship money market deposits) attributable to average deposit balances. Average securities for the six months ended June 30, 2024 increased $31.2 million to $239.8 million and yields increased 77 basis points to 3.04% due to our previously noted balance sheet or ALCO strategy. The movement in short-term interest rates increased yields and interest income on our interest earning cash balances.

The provision for credit losses was $2.0 million for the six months ended June 30, 2024, a $175 thousand increase from the same period in 2023. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current short-term interest rate environment as well as the current uncertain economic environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Noninterest income totaled $12.7 million for the six months ended June 30, 2024 as compared to $17.0 million in the same period for 2023. Excluding the $4.0 million gain on our Litify fintech investment, adjusted(1) noninterest income in the six months ended June 30, 2023 was $12.9 million. Payment processing income was $10.6 million for the six months ended June 30, 2024, a $659 thousand decrease from the same period in 2023, primarily due to the anticipated ISO attrition and changes in our overall merchant risk profile. Payment processing volumes and transactions for the credit and debit card processing platform increased $1.7 billion, or 10.8%, to $17.9 billion and 6.4 million, or 2.1%, to 306.1 million transactions, respectively, for the six months ended June 30, 2024, as compared to the same period in 2023. These increases were due to the expansion of sales channels through ISOs, an increased number of merchants, volume increases, and were facilitated by our focus on technology and other resources in the payments vertical. ASP fee income increased $98 thousand to $1.4 million for the six months ended June 30, 2024 as compared to the same period in 2023. Other noninterest income increased $295 thousand to $680 thousand for the six months ended June 30, 2024 when compared to the same period in 2023, primarily due to increases in client loan related fees.

Noninterest expense increased $4.3 million, or 17.1%, to $29.8 million for the six months ended June 30, 2024, as compared to the same period in 2023. This increase was primarily due to increases in employee compensation and benefits, advertising and marketing, data processing, and occupancy and equipment, partially offset by decreases in professional services costs. Employee compensation and benefits costs increased $3.4 million, or 22.2%, due to increases in employees to support growth and excellence in client service as well as the impact of year end salary, bonus and stock-based compensation increases. In 2024, we experienced the full year impact of our 2023 key hires including, but not limited to, our regional senior BDOs, sales support, lending/lending support, and risk management staffing initiatives. Advertising and marketing costs increased $1.0 million as we continued to grow our digital marketing platform, expand our thought leadership in our national verticals, and support our regional BDOs. Data processing costs increased $851 thousand due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Occupancy and equipment costs increased $419 thousand due to amortization of our investments in internally developed software to support our digital platform and additional office space to support our growth. Professional services costs decreased $1.4 million due to the hiring costs associated with our executive search firm in 2023. Our investment in current resources (people, technology, and digital marketing) will continue to support our long-term growth goals.

(1)	See non-GAAP reconciliation provided at the end of this news release.

The Company’s efficiency ratio was 49.8% for the six months ended June 30, 2024, as compared to 45.2% for the same period in 2023. The adjusted(1) efficiency ratio was 48.7% for the six months ended June 30, 2023, excluding the aforementioned $4.0 million pre-tax gain. Our strong efficiency ratio is a result of our continued revenue growth driven by our core national platforms. These platforms have benefited from our investments in technology, digital marketing, employees, and other branchless infrastructure that support our industry leading returns.

The effective tax rate was 26.8% for the six months ended June 30, 2024, compared to 26.7% for the same period in 2023.

Asset Quality

At June 30, 2024, we had one nonperforming loan totaling $10.9 million and no exposure to commercial office space nor construction loans and only $15.0 million in performing loans to the hospitality industry. The allowance for credit losses was $18.5 million, or 1.47% of total loans, as compared to $14.2 million, or 1.34% of total loans at June 30, 2023. The ratio of nonperforming loans to total loans and total assets was 0.87% and 0.64%, respectively. The allowance for credit losses to nonperforming loans was 169%. The increase in the allowance as a percentage of loans was general reserve driven considering loan growth and qualitative factors associated with the current short-term interest rate environment as well as the current uncertain economic environment including, but not limited to, its potential impact on the New York metro multifamily and commercial real estate market.

Due to increases in short-term interest rates associated with the current inflationary environment since 2022, management enhanced its ongoing credit risk management including risk management of its commercial real estate loan portfolio. The following is a brief summary of our ongoing risk management for our multifamily and CRE portfolios as of June 30, 2024:

●	The multifamily portfolio, excluding one nonperforming loan, totaling $341.2 million, has a current weighted average DSCR and an original LTV (defined as unpaid principal balance as of June 30, 2024 divided by appraised value at origination) of approximately 1.66 and 54%, respectively, and the CRE portfolio, totaling $88.4 million, has a current weighted average DSCR and an original LTV of approximately 1.53 and 59%, respectively.
●	Multifamily loans maturing in less than one year totaled $47.0 million and had a current weighted average DSCR and an original LTV of approximately 1.42 and 55%, respectively. CRE loans maturing in less than one year totaled $2.2 million and had a current weighted average DSCR and an original LTV of approximately 3.54 and 47%, respectively.
●	Multifamily loans maturing in one to two years totaled $50.3 million and had a current weighted average DSCR and an original LTV of approximately 1.38 and 66%, respectively. CRE loans maturing in one to two years totaled $2.2 million and had a current weighted average DSCR and an original LTV of approximately 1.49 and 61%, respectively.

(1)	See non-GAAP reconciliation provided at the end of this news release.

Balance Sheet

At June 30, 2024, total assets were $1.72 billion, reflecting a $265.2 million, or 18.3% increase from June 30, 2023. This increase was primarily attributable to growth in loans totaling $205.3 million, or 19.4%, to $1.26 billion. Our higher yielding variable rate commercial loans increased $151.7 million, or 23.9%, during this same period. Our commercial relationship banking sales pipeline remains robust, anchored by our national platforms and supported by our competitive advantages in data, analytics and digital marketing. This coupled with our regional BDOs and related support staff will continue to drive growth across our national commercial platform. Our available-for-sale securities portfolio increased $73.1 million to $176.8 million as compared to June 30, 2023, as management opportunistically deployed excess liquidity into securities as part of our previously mentioned balance sheet management or ALCO process at current market rates. Our held-to-maturity securities portfolio totaled $73.1 million, a decrease of $7.8 million, or 9.7%, as the portfolio paid down. In the third quarter of 2023, management elected to close out its reverse repurchase agreements and reinvest these funds into higher yielding commercial loans.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	June 30,		December 31,		June 30,
	2024		2023		2023

	(Dollars in thousands)
Real estate:
Multifamily	$352,097	27.9%	$348,241	28.8%	$298,718	28.3%
Commercial real estate	88,376	7.0	89,498	7.4	91,057	8.6
1 – 4 family	15,336	1.2	17,937	1.5	21,606	2.0
Total real estate	455,809	36.1	455,676	37.7	411,381	38.9
Commercial:
Litigation related	668,676	53.0	612,457	50.7	526,076	49.8
Other	117,917	9.4	125,457	10.4	108,814	10.3
Total commercial	786,593	62.4	737,914	61.1	634,890	60.1
Consumer	19,010	1.5	14,491	1.2	10,500	1.0
Total loans held for investment	$1,261,412	100.0%	$1,208,081	100.0%	$1,056,771	100.0%
Deferred loan fees and unearned premiums, net	(350)		(668)		(989)
Loans, held for investment	$1,261,062		$1,207,413		$1,055,782

Total deposits were $1.49 billion as of June 30, 2024, a $227.9 million, or 18.1%, increase from June 30, 2023. This was primarily due to a $262.4 million, or 36.0%, increase in Savings, NOW and Money Market deposits, driven primarily by our IOLTA and other escrow deposits and, to a lesser extent, our commercial relationship money market deposits (primarily our mass tort/class action funds), offset by a $25.9 million, or 5.1%, decrease in demand deposits. Our deposit strategy primarily focuses on developing full service commercial banking relationships with our clients through lending facilities, payment processing, and other unique commercial cash management services in our two national verticals, rather than competing with other institutions on rate. Our longer duration IOLTA, escrow and claimant trust settlement deposits represent $813.6 million, or 54.7%, of total deposits. As of June 30, 2024, uninsured deposits were $455.7 million, or 31%, of our total deposits of $1.49 billion, excluding $11.1 million of affiliate deposits held by the Bank. Approximately 80% of our uninsured deposits represent clients with full relationship banking (loans, payment processing, and other service-oriented relationships) including, but not limited to, law firm operating accounts, law firm IOLTA/escrow accounts, merchant reserves, ISO reserves, ACH processing, and custodial accounts.

Due to the nature of our larger mass tort and class action settlements related to the litigation vertical, we participate in FDIC insured sweep programs as well as treasury secured money market funds. As of June 30, 2024, off-balance sheet sweep funds totaled approximately $408.0 million, of which approximately $273.6 million, or 67.1%, was available to be swept onto our balance sheet as reciprocal client relationship deposits. Our deposit growth and off-balance sheet funds continue to demonstrate our highly efficient branchless and technology enabled deposit platforms.

At June 30, 2024, we had the ability to borrow, on a secured basis, up to $324.8 million from the FHLB of New York and $54.4 million from the FRB of New York discount window. No borrowing amounts were outstanding during the second quarter of 2024. Historically, we have not leveraged our balance sheet to generate earnings and have always utilized core client deposits to fund our asset growth and related earnings.

Stockholders’ equity increased $38.5 million to $217.4 million as of June 30, 2024, when compared to June 30, 2023, primarily from increases in retained earnings.

Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail clients in the New York metropolitan area. The Bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	June 30,	December 31,	June 30,
	2024	2023	2023
ASSETS
Cash and cash equivalents	$152,733	$165,209	$106,199
Securities purchased under agreements to resell, at cost	—	—	49,505
Securities available-for-sale, at fair value	176,814	122,107	103,681
Securities held-to-maturity, at cost	73,062	77,001	80,883
Securities, restricted at cost	3,034	2,928	2,928
Loans, held for investment	1,261,062	1,207,413	1,055,782
Less: allowance for credit losses	(18,521)	(16,631)	(14,179)
Loans, net of allowance	1,242,541	1,190,782	1,041,603
Premises and equipment, net	2,809	2,602	2,501
Other assets	64,721	56,247	63,254
Total Assets	$1,715,714	$1,616,876	$1,450,554

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$482,988	$473,274	$508,916
Savings, NOW and money market deposits	991,953	926,264	729,586
Certificates of deposit	11,952	7,761	20,482
Total deposits	1,486,893	1,407,299	1,258,984
Other liabilities	11,410	11,022	12,664
Total liabilities	1,498,303	1,418,321	1,271,648
Total stockholders' equity	217,411	198,555	178,906
Total Liabilities and Stockholders' Equity	$1,715,714	$1,616,876	$1,450,554

Selected Financial Data
Common shares outstanding	8,292,948	8,287,848	8,192,379
Book value per share	$26.22	$23.96	$21.84
Equity to assets	12.67%	12.28%	12.33%

Capital Ratios (1)
Tier 1 leverage ratio	12.53%	12.07%	11.72%
Common equity tier 1 capital ratio	14.89	14.13	14.27
Tier 1 capital ratio	14.89	14.13	14.27
Total capital ratio	16.14	15.38	15.52

Asset Quality
Nonperforming loans	$10,940	$10,940	$4
Allowance for credit losses to total loans	1.47%	1.38%	1.34%
Nonperforming loans to total loans	0.87	0.91	0.00
Nonperforming assets to total assets	0.64	0.68	0.00
Allowance to nonperforming loans	169	152	NM

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.

NM – Not meaningful

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Interest income	$27,385	$26,073	$22,055	$53,458	$42,420
Interest expense	3,063	3,210	1,966	6,273	3,042
Net interest income	24,322	22,863	20,089	47,185	39,378
Provision for credit losses	1,000	1,000	1,325	2,000	1,825
Net interest income after provision for credit losses	23,322	21,863	18,764	45,185	37,553

Noninterest income:
Payment processing fees	5,322	5,296	5,764	10,618	11,277
Gain on equity investments	—	—	—	—	4,027
Other noninterest income	953	1,093	931	2,046	1,653
Total noninterest income	6,275	6,389	6,695	12,664	16,957

Noninterest expense:
Employee compensation and benefits	9,525	9,161	7,803	18,686	15,287
Other expenses	5,707	5,407	5,173	11,114	10,170
Total noninterest expense	15,232	14,568	12,976	29,800	25,457
Income before income taxes	14,365	13,684	12,483	28,049	29,053
Income taxes	3,878	3,626	3,370	7,504	7,761
Net income	$10,487	$10,058	$9,113	$20,545	$21,292

Earnings Per Share
Basic	$1.34	$1.29	$1.18	$2.64	$2.76
Diluted	1.25	1.20	1.10	2.45	2.57
Basic - adjusted (1)	1.34	1.29	1.18	2.64	2.38
Diluted - adjusted (1)	1.25	1.20	1.10	2.45	2.21

Selected Financial Data
Return on average assets	2.58%	2.59%	2.65%	2.59%	3.15%
Return on average equity	20.16	20.14	21.03	20.15	25.55
Adjusted return on average assets (1)	2.58	2.59	2.65	2.59	2.72
Adjusted return on average equity (1)	20.16	20.14	21.03	20.15	22.02
Net interest margin	6.19	6.06	6.02	6.13	6.02
Efficiency ratio (1)	49.8	49.8	48.4	49.8	45.2
Adjusted efficiency ratio (1)	49.8	49.8	48.4	49.8	48.7

Cash dividends paid per common share	$0.150	$0.150	$0.125	$0.300	$0.225

Weighted average basic shares	7,798,441	7,786,887	7,708,350	7,792,664	7,708,546
Weighted average diluted shares	8,402,750	8,401,752	8,299,704	8,402,119	8,301,149

(1)	See non-GAAP reconciliation provided elsewhere herein.

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Three Months Ended
	June 30,			March 31,			June 30,
	2024			2024			2023
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,240,599	$24,216	7.85%	$1,208,429	$23,389	7.78%	$993,353	$19,137	7.73%
Securities, includes restricted stock	253,328	2,023	3.21%	226,175	1,605	2.85%	208,211	1,189	2.29%
Securities purchased under agreements to resell	—	—	—	—	—	—	49,963	715	5.74%
Interest earning cash and other	87,025	1,146	5.30%	81,740	1,079	5.31%	85,991	1,014	4.73%
Total interest earning assets	1,580,952	27,385	6.97%	1,516,344	26,073	6.92%	1,337,518	22,055	6.61%

NONINTEREST EARNING ASSETS	50,688			48,602			44,004

TOTAL AVERAGE ASSETS	$1,631,640			$1,564,946			$1,381,522

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$899,419	$2,932	1.31%	$860,159	$3,098	1.45%	$673,154	$1,809	1.08%
Time deposits	11,702	130	4.47%	11,041	111	4.04%	16,234	156	3.85%
Total interest bearing deposits	911,121	3,062	1.35%	871,200	3,209	1.48%	689,388	1,965	1.14%
Borrowings	44	1	9.14%	45	1	8.94%	46	1	8.72%
Total interest bearing liabilities	911,165	3,063	1.35%	871,245	3,210	1.48%	689,434	1,966	1.14%

NONINTEREST BEARING LIABILITIES
Demand deposits	499,348			477,020			500,058
Other liabilities	11,894			15,787			18,231
Total noninterest bearing liabilities	511,242			492,807			518,289
Stockholders' equity	209,233			200,894			173,799

TOTAL AVG. LIABILITIES AND EQUITY	$1,631,640			$1,564,946			$1,381,522
Net interest income		$24,322			$22,863			$20,089
Net interest spread			5.62%			5.44%			5.47%
Net interest margin			6.19%			6.06%			6.02%
Deposits (including noninterest bearing demand deposits)	$1,410,469	$3,062	0.87%	$1,348,220	$3,209	0.96%	$1,189,446	$1,965	0.66%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans, held for investment	$1,224,513	$47,605	7.82%	$972,753	$36,752	7.62%
Securities, includes restricted stock	239,752	3,628	3.04%	208,513	2,343	2.27%
Securities purchased under agreements to resell	—	—	—	49,686	1,368	5.55%
Interest earning cash and other	84,382	2,225	5.30%	87,094	1,957	4.53%
Total interest earning assets	1,548,647	53,458	6.94%	1,318,046	42,420	6.49%

NONINTEREST EARNING ASSETS	49,646			44,094

TOTAL AVERAGE ASSETS	$1,598,293			$1,362,140

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$879,789	$6,030	1.38%	$660,737	$2,821	0.86%
Time deposits	11,372	241	4.26%	12,848	219	3.44%
Total interest bearing deposits	891,161	6,271	1.42%	673,585	3,040	0.91%
Borrowings	45	2	8.94%	46	2	8.77%
Total interest bearing liabilities	891,206	6,273	1.42%	673,631	3,042	0.91%

NONINTEREST BEARING LIABILITIES
Demand deposits	488,184			502,399
Other liabilities	13,840			18,065
Total noninterest bearing liabilities	502,024			520,464
Stockholders' equity	205,063			168,045

TOTAL AVG. LIABILITIES AND EQUITY	$1,598,293			$1,362,140
Net interest income		$47,185			$39,378
Net interest spread			5.52%			5.58%
Net interest margin			6.13%			6.02%
Deposits (including noninterest bearing demand deposits)	$1,379,345	$6,271	0.91%	$1,175,984	$3,040	0.52%

ESQUIRE FINANCIAL HOLDINGS, INC.

Consolidated Non-GAAP Financial Measure Reconciliation (unaudited)

(all dollars in thousands except per share data)

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for this measure, this presentation may not be comparable to other similarly titled measures by other companies.

Adjusted net income, which is used to compute adjusted return on average assets, adjusted return on average equity and adjusted earnings per share, excludes the impact of the recognized gain, net of tax, on the Company’s equity investments.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Net income – GAAP	$10,487	$10,058	$9,113	$20,545	$21,292
Less: gain on equity investments	—	—	—	—	(4,027)
Add: income tax impact	—	—	—	—	1,087
Adjusted net income	$10,487	$10,058	$9,113	$20,545	$18,352

Return on average assets – GAAP	2.58%	2.59%	2.65%	2.59%	3.15%
Adjusted return on average assets	2.58%	2.59%	2.65%	2.59%	2.72%

Return on average equity – GAAP	20.16%	20.14%	21.03%	20.15%	25.55%
Adjusted return on average equity	20.16%	20.14%	21.03%	20.15%	22.02%

Basic earnings per share – GAAP	$1.34	$1.29	$1.18	$2.64	$2.76
Adjusted basic earnings per share	$1.34	$1.29	$1.18	$2.64	$2.38

Diluted earnings per share – GAAP	$1.25	$1.20	$1.10	$2.45	$2.57
Adjusted diluted earnings per share	$1.25	$1.20	$1.10	$2.45	$2.21

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP).

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Efficiency ratio – non-GAAP(1)	49.8%	49.8%	48.4%	49.8%	45.2%
Noninterest expense – GAAP	$15,232	$14,568	$12,976	$29,800	$25,457
Net interest income – GAAP	24,322	22,863	20,089	47,185	39,378
Noninterest income – GAAP	6,275	6,389	6,695	12,664	16,957
Less: gain on equity investments	—	—	—	—	(4,027)
Adjusted noninterest income – non-GAAP	$6,275	$6,389	$6,695	$12,664	$12,930
Adjusted efficiency ratio – non-GAAP(2)	49.8%	49.8%	48.4%	49.8%	48.7%

(1)	The reported efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2)	The adjusted efficiency ratio is a non-GAAP measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and adjusted noninterest income.

The following table presents the adjusted tangible common equity to tangible assets calculation (non-GAAP):

June 30,
2024
Total assets - GAAP	$1,715,714
Less: intangible assets	—
Tangible assets ("TA") - non-GAAP	1,715,714

Total stockholders' equity - GAAP	$217,411
Less: intangible assets	—
Less: preferred stock	—
Tangible common equity ("TCE") - non-GAAP	217,411
Add: unrecognized losses on securities held-to-maturity, net of tax	(6,006)
Adjusted TCE - non-GAAP	$211,405

Stockholders' equity to assets - GAAP	12.67%
TCE to TA - non-GAAP	12.67%
Adjusted TCE to TA - non-GAAP	12.32%

The following table presents the common equity tier 1 capital ratio and the adjusted common equity tier 1 capital ratio:

June 30,
2024
Common equity tier 1 ("CET1") capital - Bank	$203,293
Add: unrealized losses on securities available-for-sale , net of tax	(14,241)
Add: unrecognized losses on securities held-to-maturity, net of tax	(6,006)
Adjusted CET1 capital - Bank	$183,046

Total risk-weighted assets - Bank	$1,365,132

CET1 capital ratio(1)	14.89%
Adjusted CET1 capital ratio(1)	13.41%

(1)	Regulatory capital ratios presented on bank-only basis. The Bank has no recorded intangible assets on the Statement of Financial Condition, and accordingly, tangible common equity is equal to common equity.